Exhibit 5.4

September 28, 2018

Sunoco LP

8111 Westchester Drive

Suite 400

Dallas, TX 75225

Sunoco Finance Corp.

8111 Westchester Drive

Suite 400

Dallas, TX 75225

Ladies and Gentlemen:

We have acted as special Alabama counsel to Allied Energy Company LLC, an Alabama limited liability company (the “Alabama Guarantor”), in connection with the proposed issuance and exchange (the “Exchange Offer”) of up to (i) $1,000,000,000 aggregate principal amount of the Issuers’ 4.875% Senior Notes due 2023 (the “2023 Notes”), (ii) $800,000,000 aggregate principal amount of the Issuers’ 5.500% Senior Notes due 2026 (the “2026 Notes”), and (iii) $400,000,000 aggregate principal amount of the Issuers’ 5.875% Senior Notes due 2028 (the “2028 Notes” and together with the 2023 Notes and the 2026 Notes, collectively, the “Exchange Notes”) of Sunoco LP, a Delaware limited partnership (“Sunoco”), and Sunoco Finance Corp., a Delaware corporation (“Finance Corp.” and, together with Sunoco, the “Issuers”), and the guarantee of the Exchange Notes pursuant to the Indenture (as defined below) and including the notation of Note Guarantee (as defined in the Indenture) (the “Exchange Guarantees” and together with the Exchange Notes, the “Securities”) registered under the Securities Act of 1933 (the “Securities Act”) by the Issuers and the additional registrants identified on Exhibit A to this opinion, including the Alabama Guarantor (the additional registrants identified on said Exhibit A are hereinafter referred to collectively with the Alabama Guarantor as the “Guarantors”), for an equal principal amount of the Issuers’ outstanding 2023 Notes, 2026 Notes, and 2028 Notes, respectively (the “Outstanding Notes”) and the guarantee of the Outstanding Notes by the Guarantors (the “Outstanding Guarantees” and, together with the Outstanding Notes, the “Outstanding Securities”). The Outstanding Securities have been, and the Securities will be, issued pursuant to the Indenture, dated as of January 23, 2018, among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”) (the “Indenture”).

In connection with the opinions expressed herein, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to (1) an executed copy, certified or otherwise identified to our satisfaction, of the Indenture and (2) a copy of the Registration Statement on Form S-4 relating to the Exchange Offer (the “Registration

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Sunoco LP

Sunoco Finance Corp.

September 28, 2018

Statement”), certified or otherwise identified to our satisfaction, in the form proposed to be filed by the Issuers and the Guarantors with the Securities and Exchange Commission under the Securities Act. The Indenture and the Registration Statement are hereinafter referred to collectively as the “Transaction Documents”.

In addition to the Transaction Documents, we also have examined (i) the certificate of formation of the Alabama Guarantor, filed with the Judge of Probate, Montgomery County, Alabama, on May 16, 2008, as amended, certified as true, correct and complete by the Assistant Secretary of Sunoco, LLC, the sole member of the Alabama Guarantor as of the date hereof; and (ii) the limited liability company agreement of the Alabama Guarantor, as amended, certified as true, complete and correct by the Assistant Secretary of Sunoco, LLC, the sole member of the Alabama Guarantor as of the date hereof (collectively, the “Governing Documents”).

In rendering the opinions hereinafter set forth, we have, with your permission and without investigation, relied on (i) resolutions of the sole member of Sunoco, LLC, the sole member of the Alabama Guarantor with respect to the transactions contemplated by the Transaction Documents certified as true, complete and correct by the Assistant Secretary of Sunoco, LLC, the sole member of the Alabama Guarantor, as of the date hereof; (ii) a Certificate of Existence for the Alabama Guarantor dated September 17, 2018, issued by the Secretary of State of the State of Alabama; (iii) a Certificate of Compliance for the Alabama Guarantor dated September 27, 2018, issued by the Alabama Department of Revenue (the “Public Certificates”); and (iv) such certificates of officers or other representatives of the Alabama Guarantor as we have deemed necessary or appropriate for the purposes of giving the opinions herein expressed.

In addition, and without limiting the foregoing, we have, with your permission and without independent investigation, assumed the following in connection with the opinions rendered below:

(i)    the authenticity, accuracy and completeness of all documents submitted to us as originals and the conformity to such original documents of all documents submitted to us as certified, conformed, photographic or telecopied copies;

(ii)    the genuineness of all signatures and the legal capacity of each person signatory to any of the documents reviewed by us;

(iii)    there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture, the Securities or the Outstanding Securities; and

(iv)    that the Public Certificate have been properly given and are accurate as of the date thereof and as of the date of this opinion.

Sunoco LP

Sunoco Finance Corp.

September 28, 2018

Based upon the foregoing, and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.    The Alabama Guarantor is a limited liability company existing and in good standing under the laws of the State of Alabama, with the limited liability company power and authority to execute, deliver and perform its obligations under the Indenture, including the Exchange Guarantees.

2.    The execution, delivery and performance by the Alabama Guarantor of the Indenture has been authorized by all necessary limited liability company action of the Alabama Guarantor, and the Indenture has been duly executed and delivered by the Alabama Guarantor.

The opinion rendered in paragraph (1) above with respect to the limited liability company existence and good standing of the Alabama Guarantor is based solely on the Public Certificates, and for purposes of such opinions, “good standing” means that the Alabama Department of Revenue determined that the Alabama Guarantor qualified for the issuance of the Certificate of Compliance listed among the Public Certificates as of the date of such certificate. In rendering the foregoing opinions, we have assumed that (i) the Registration Statement will have become effective, (ii) the resolutions authorizing the Alabama Guarantor to issue the Securities will be in full force and effect at the time at which the Securities are issued, and (iii) all Securities will be issued in compliance with applicable federal and state securities laws.

In addition to the qualifications, limitations and exceptions stated elsewhere in this opinion letter, the opinions set forth above are subject to the following qualifications, limitations and exceptions:

(A)    No opinions are expressed herein regarding enforceability of any document or agreement, or any of the provisions thereof, including, without limitation, the Transaction Documents, the Securities and the Outstanding Securities.

(B)    No opinions are expressed herein regarding (or regarding compliance with or the effect of non-compliance with) any (i) state securities laws or regulations, or laws or regulations relating to commodity (and other) futures and indices and other similar instruments; (ii) pension or employee benefit laws or regulations; (iii) antitrust or unfair competition laws or regulations; (iv) local laws, ordinances, or rules of any municipality, county or other political subdivision of the State of Alabama; (v) fraudulent transfer or fraudulent conveyance laws; (vi) any laws, rules or regulations that apply specifically to insurance companies, banks, or their subsidiaries or holding companies; (vii) environmental laws or regulations; (viii) zoning, platting, subdivision, or other land use laws or regulations; (ix) tax laws or regulations (including, without

Sunoco LP

Sunoco Finance Corp.

September 28, 2018

limitation, those establishing liens for unpaid taxes); (x) patent, copyright or trademark, or other intellectual property laws or regulations; (xi) racketeering laws or regulations; (xii) health or safety laws or regulations; (xiii) labor laws or regulations; (xiv) laws, regulations or policies concerning national or local emergency, possible judicial deference to acts of sovereign states, or criminal or civil forfeiture laws; or (xv) other statutes of general application to the extent they provide for criminal prosecution.

(C)    We call to your attention the fact that any entity which is a party to the Transaction Documents and who exercises in the State of Alabama any of the rights or remedies provided in the Transaction Documents may be required to qualify to do business in the State of Alabama before exercising such rights or remedies.

(D)    No opinions are expressed herein as to matters governed by laws pertaining to the Issuers, the Alabama Guarantor or any other Guarantor solely because of business activities of such entities which are not applicable to business corporations generally.

(E)    We did not physically witness the execution and delivery of the Indenture, and our opinions herein regarding the execution and delivery of the Indenture by the Alabama Guarantor are based on our review of copies of executed signature pages for such Indenture that were provided to us (electronically or otherwise).

The opinions expressed herein are (i) limited to the matters stated herein and no opinion may be implied or inferred beyond the matters expressly stated herein; (ii) as of the date hereof, and we assume no obligation to update or supplement these opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur; (iii) opinions of law and not a guarantee of legal outcome or result; and (iv) further limited in all respects to the internal laws of the State of Alabama, and no opinion is expressed with respect to federal laws or the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein.

This opinion is furnished solely for the benefit of the Issuers and the benefit of Latham & Watkins LLP (which is hereby entitled to rely on this opinion) in connection with the transactions contemplated by the Transaction Documents. No other person or entity shall be entitled to rely on this opinion without our express written consent in each instance. This opinion letter is not be quoted in whole or part or otherwise referred to, nor is it to be filed with or disclosed to any governmental agency or other person, without our prior written consent in each instance; provided, however, we consent to the Issuers’ and the Guarantors’ filing this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. By so consenting, we do not

Sunoco LP

Sunoco Finance Corp.

September 28, 2018

imply or admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours

/s/ Bradley Arant Boult Cummings LLP

EXHIBIT A

Name of Guarantor	State or Other Jurisdiction of Incorporation or Organization
Aloha Petroleum LLC	Delaware
Aloha Petroleum, Ltd	Hawaii
Direct Fuels LLC	Delaware
ETC M-A Acquisition LLC	Delaware
Sunmarks, LLC	Delaware
Sunoco, LLC	Delaware
Sunoco Property Company LLC	Delaware
Sunoco Retail LLC	Pennsylvania
Stripes LLC	Texas